EXHIBIT 99.4

FOR IMMEDIATE RELEASE	Contact: Jerold R. Kassner
March 25, 2004	Swank, Inc.
Attleboro, MA 02703
(508) 222-3400

SWANK, INC.
ATTLEBORO, MASSACHUSETTS

SWANK, INC. REPORTS SALES AND NET INCOME FOR THE FOURTH QUARTER AND LOSS FOR YEAR ENDED DECEMBER 31, 2003

NEW YORK, March 25, 2004 -- John Tulin, President of SWANK, INC., (OTC:SNKI), today reported the net sales and operating results for the Company's fourth quarter and year ended December 31, 2003:

(In thousands except shares and per share)

	Three months		Year
	Ended December 31		Ended December 31
	2003	2002	2003	2002

Net Sales	$ 29,364	$ 29,213	$ 94,845	$ 100,011

Income (Loss) from Continuing Operations before Income Tax (Benefit) and Restructuring Expense	1,405	734	(2,340)	(2,968)

Restructuring Expense	280	-	280	-

Income (Loss) from Continuing Operations	$ 1,125	$ 2,113	$ (2,620)	$ (374)

Income from Discontinued Operations	-	-	-	300

Net Income (Loss)	$ 1,125	$ 2,113	$ (2,620)	$ (74)

Share and per share information:
Basic and Fully-Diluted Weighted Average Common Shares Outstanding	5,522,490	5,522,490	5,522,490	5,522,490

Basic and Fully-Diluted Net Income (Loss) per Common Share Outstanding:
Income (Loss) from Continuing Operations	$ .21	$ .39	$ (.47)	$ (.06)
Income from Discontinued Operations	-	-	-	.05
Net Income (Loss)	$.21	$ .39	$(.47)	$ (.01)

        The Company's net loss of $2,620,000 for 2003 includes $1,640,000 in non-recurring restructuring charges associated with the closure of the Company's belt manufacturing facility in Norwalk, CT. Of the total non-recurring expenses, $1,360,000 was associated with inventory-related charges and was included in cost of sales in the Company's consolidated statement of operations. The balance, $280,000, relates to severance costs and certain asset impairment charges and was stated separately in the consolidated statement of operations as a restructuring charge. During 2003, the

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Company determined that it would be advantageous to discontinue its domestic belt manufacturing operations and source its belt requirements from third-party vendors located primarily in Asia and South America. The Company ceased production at its Norwalk facility during the fourth quarter of 2003. In addition, 2002's net loss of $74,000 includes federal income tax benefits totaling $2,594,000 reflecting benefits of $1,215,000 and $1,379,000 recorded during the first and fourth quarters, respectively.

        Net sales for the quarter ended December 31, 2003 were approximately even with the corresponding period in 2002 while net sales for the annual period decreased 5.2% compared to the prior year. The decrease for the year was primarily due to rollouts of new small leather goods merchandise shipped during the first and second quarters of 2002 and certain holiday gift programs that were not shipped to the same extent in 2003 as compared to 2002. During 2002's spring season, the Company made unusually heavy shipments in connection with new product and packaging concepts associated with the Company's "Geoffrey Beene" and "Tommy Hilfiger" branded collections as well as in connection with certain private label programs. Shipments of men's belts declined 6 percent in 2003 primarily due to lower sales of non-branded merchandise offset in part by sales associated with the launch of certain new branded belt programs including "Axcess by Claiborne" and "Kenneth Cole Reaction."

        The sales decrease for the year ended December 31, 2003 was partially offset by the annual adjustment recorded during the second quarter to reflect the difference between actual customer returns received during the Company's spring selling season (January through June) and the allowance for returns established at the end of the preceding fiscal year. This adjustment increased net sales by $2,069,000 in 2003 compared to an increase of $505,000 in 2002. The adjustment in 2003 reflected the Company's more favorable return experience stemming from fewer promotional events and product transitions during the spring 2003 selling season compared to the prior year.

        Commenting on the results for the year, John Tulin, President, said "Although net sales declined overall during 2003, we are pleased with the initial performance at retail of the Company's new merchandise collections that were shipped during the fall season. The decline in sales during the year was primarily due to initial shipments in 2002 of certain new product and packaging concepts during the spring season and holiday gift programs during 2002's third quarter that

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were not carried over into 2003 because they did not achieve the Company's markup targets." Mr. Tulin continued, "We are pleased that despite the decrease in net sales, the Company was able to achieve meaningful improvement in the performance of our core operations which reflects our continuing efforts and commitment to reduce expenses and streamline operations. We believe that the recent closure of the Company's domestic belt manufacturing facility will lead to improved belt gross margins in 2004 and an overall improvement in the performance of our belt lines."

        Certain of the preceding paragraphs contain forward-looking statements which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company's actual performance and results may vary as a result of, a number of factors including general economic and business conditions, continuing sales patterns, pricing, competition, consumer preferences, and other factors.

        Swank manufactures and markets men's jewelry, belts and personal leather goods. The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names "Kenneth Cole", "Tommy Hilfiger", "Geoffrey Beene", "Claiborne", "Guess?", "Pierre Cardin", "Field & Stream", "Colours by Alexander Julian", and "Swank". Swank also manufactures and distributes men's jewelry and leather items for distribution under private labels.

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